CONTACT:

Bruce Zurlnick

Melissa Myron / Rachel Albert

Senior Vice President and

Media Contact:  Melissa Merrill

Chief Financial Officer

Financial Dynamics

Finlay Enterprises, Inc.

(212) 850-5600

(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS SALES FOR THE NOVEMBER/DECEMBER PERIOD

New York, NY, January 4, 2007 -- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, announced today that comparable department sales (departments open for the same months during the comparable period) for the two-month period including November and December increased 1.6%. The Company had previously anticipated comparable store sales in the range of 3.0% to 4.0% for the November/December period.  Total sales for the two-month period totaled $303.2 million compared to $385.2 million in the comparable period of 2005, as a result of the store closings in the first half of 2006. Specialty jewelry stores consisting of Carlyle and Congress contributed sales of $43.7 million for the two-month period as compared to $36.1 million in the same period last year.

Comparable department sales for the 11-month period ended December 30, 2006 increased 2.3% on a go-forward basis, which excludes stores Finlay no longer operates as a result of the Federated/May merger and subsequent integration plans. Comparable department sales for the same period including discontinued stores increased 7.7%. Total sales for the 11 months totaled $879.5 million compared to $954.0 million in the first 11 months of 2005. Specialty jewelry stores contributed sales of $100.2 million for the 11-month period as compared to $66.0 million in the same period last year, as Carlyle was acquired in May 2005 and Congress in December 2006.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc., commented, “Our holiday sales were lower than anticipated primarily due to the disappointing performance of our 236 former May Company doors, which was a result of a decrease in promotional activity versus the prior year.  Therefore, we will lower our fourth quarter and full year outlook when we report fourth quarter sales on February 8, 2007.

“Despite our overall results, we exceeded our planned comparable store sales increase in Bloomingdale’s and successfully opened two new doors in San Francisco and San Diego.  In addition, our Carlyle division achieved solid growth and we are pleased to have completed the Congress acquisition last month.  We will continue to focus on expanding the specialty store segment of our business throughout 2007.”

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States.  The number of locations at the end of December 2006 totaled 824, including 34 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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